Exhibit 99.1

Sphere 3D Reports First Quarter Fiscal Year 2020 Financial Results

Toronto, Ontario - June 24, 2020 - Sphere 3D Corp. (NASDAQ: ANY) (the "Company" or "Sphere 3D"), a company delivering containerization, virtualization, and data management solutions, today reported financial results for its first quarter ended March 31, 2020.

First Quarter 2020 Financial Results:

Our results for first quarter 2020 were as follows:

• Net revenue for the first quarter of 2020 was $1.0 million, compared to $2.1 million for the first quarter of 2019.

• Gross margin for first quarter of 2020 was 45.8%, compared to 32.6% for the first quarter of 2019.

• Operating expenses for first quarter of 2020 were $1.6 million, compared to $2.4 million for the first quarter of 2019.

• Share-based compensation expense for first quarter of 2020 was $5,000, compared to $124,000 for the first quarter of 2019. Depreciation and amortization was $247,000 for the first quarter of 2020, compared to $267,000 for the first quarter of 2019.

• Net loss from operations for first quarter of 2020 was $1.1 million, or a net loss of $0.28 per share, compared to a net loss from operations of $1.8 million, or a net loss of $0.82 per share, for the first quarter of 2019.

Select Events Subsequent to First Quarter End:

• Between April 7, 2020 and April 24, 2020, $377,000 of convertible debentures were converted into 580,580 common shares of the Company.

• On April 30, 2020, the Company entered into an agreement to issue 1,694,000 shares of the Company's Series D Convertible Preferred Stock and warrants to purchase up to 1,694,000 common shares of the Company in a private placement transaction valued $1.1 million.

• On May 15, 2020, the Company entered into an equity line agreement for the purchase of up to $11.0 million of common shares of the Company, as long as certain conditions are satisfied, including the effectiveness of a resale registration statement being filed on Form S-1. The Company will control the timing and amount of any sales. The agreement contains a floor price of $1.58 per common share. This allows the Company to fund its needs in a more expedient and cost-effective manner, on the pricing terms set forth in the Purchase Agreement. The equity line is designed to provide capital to the Company as it is required.

• The completion of certain transactions subsequent to the end of the quarter have increased the Company's equity balance by adding approximately $2.6 million to the equity balance that was reported as of March 31, 2020.

Investor Conference Call:

Sphere 3D will not be hosting a first quarter fiscal year 2020 earnings conference call.

About Sphere 3D:

Sphere 3D Corp. (NASDAQ: ANY) delivers containerization, virtualization, and data management solutions via hybrid cloud, cloud and on-premise implementations through its global reseller network and professional services organization. Sphere 3D has a portfolio of brands, including HVE ConneXions, UCX ConneXions, and SnapServer® dedicated to helping customers achieve their IT goals. For more information, visit www.sphere3d.com. Follow us on Twitter @Sphere3D and @HVEconneXions

Safe Harbor Statement:

This press release contains forward-looking statements that involve risks, uncertainties, and assumptions that are difficult to predict. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of risks and uncertainties including, without limitation, our inability to obtain additional debt or equity financing; any increase in our cash needs; the Company's ability to maintain listing with the NASDAQ Capital Market; market adoption and performance of our products; the level of success of our collaborations and business partnerships; possible actions by customers, partners, suppliers, competitors or regulatory authorities; and other risks detailed from time to time in our periodic reports contained in our Annual Information Form and other filings with Canadian securities regulators (www.sedar.com) and in prior periodic reports filed with the United States Securities and Exchange Commission (www.sec.gov). Sphere 3D undertakes no obligation to update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise, except as required by law.

Investor Contact:

Kurt Kalbfleisch

+1-858-495-4211

Investor.relations@sphere3d.com

SPHERE 3D CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

	Three Months Ended
	March 31,
	2020	2019
	(Unaudited)
Revenue	$1,010	$2,130
Cost of revenue	547	1,435
Gross profit	463	695
Operating expenses:
Sales and marketing	304	453
Research and development	339	697
General and administrative	984	1,252
	1,627	2,402
Loss from operations	(1,164)	(1,707)
Interest expense - related party	-	(142)
Interest expense	(9)	(3)
Other income, net	70	8
Net loss	$(1,103)	$(1,844)

Net loss per share:
Basic and diluted	$(0.28)	$(0.82)

Shares used in computing net loss per share:
Basic and diluted	3,947,657	2,236,590

SPHERE 3D CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31,	December 31,
	2020	2019
	(Unaudited)	(Unaudited)
ASSETS
Cash and cash equivalents	$285	$149
Accounts receivable, net	335	369
Inventories	694	753
Other current assets	666	670
Total current assets	1,980	1,941
Investment in affiliate	2,100	2,100
Intangible assets, net	1,976	2,301
Goodwill	1,385	1,385
Other assets	616	679
Total assets	$8,057	$8,406

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities	$6,750	$6,646
Convertible debt	725	-
Other long-term liabilities	381	520
Total shareholders' equity	201	1,240
Total liabilities and shareholders' equity	$8,057	$8,406